UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of The Securities Exchange Act of 1934

NUVOLA, INC.
(Exact name of registrant as specified in its charter)

Nevada	90-1031365
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8800 N. Gainey Center Dr., Suite 270 Scottsdale, Arizona	85258
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (480) 275-7572

Copies of Communications to:
Stoecklein Law Group, LLP.
401 West A Street
Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-1325

Securities to be registered under Section 12(b) of the Act:  None

Securities to be registered under Section 12(g) of the Act:  Common Stock, $0.001 par value

Indicate by check mark whether the registrant a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "small reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer 

Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company ☒

FORWARD-LOOKING STATEMENTS

This Registration Statement on Form 10 contains forward-looking statements and involves risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows, and business prospects.  These statements include, among other things, statements regarding:

o	our ability to achieve and maintain an adequate rate of revenue growth;
o	our business plan and our ability to effectively manage our growth;
o	our ability to attract and retain end-customer base;
o	our ability to timely and effectively scale and adapt our existing technology;

o	our ability to attract key personnel;

o	our ability to operate profitably;

o	our ability to efficiently and effectively finance our operations;

o	inability to achieve future sales levels or other operating results;

o	inability to raise additional financing for working capital;

o	inability to efficiently manage our operations;

o	the inability of management to effectively implement our strategies and business plans;

o	the unavailability of funds for capital expenditures and/or general working capital;

o
the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

o	deterioration in general or regional economic conditions;

o	changes in U.S. GAAP or in the legal, regulatory and legislative environments in the markets in which we operate;

o	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. Forward-looking statements may appear throughout this report, including without limitation, the following sections: Item 1 “Business” and Item 1A “Risk Factors”. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Registration Statement on Form 10, and in particular, the risks discussed under the caption “Risk Factors” in Item 1A. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Throughout this Registration Statement references to “we”, “our”, “us”, “Nuvola”, “the Company”, and similar terms refer to Nuvola, Inc., unless the context indicates otherwise.

ITEM 1.                      BUSINESS

Business Development Summary

Nuvola, Inc. is a development stage company incorporated in the State of Nevada on November 21, 2013. We are currently a wholly-owned subsidiary of Bollente Companies, Inc. (“Bollente”). Bollente’s product is a high quality, whole-house, electric water heater. We were formed to serve as the next-generation home automation and intelligence division of the Bollente portfolio companies to provide technical integration, innovation and ongoing revenue streams after the sale of the individual product.  As a B2B technology solutions service, we will provide a cloud-based technology, diagnostics, lead generation and fulfillment to installers and service providers of smart home products and appliances.

During our initial months of formation we concentrated our energies on analyzing the viability of our business plan, and establishing our business model.  We also worked with a graphic designer to design a logo.  Additionally, we are in the process of developing our website, which upon completion will detail our services and provide contact information (our preliminary webpage has been posted).  Our operations have been limited to start up and developmental activities.

We are attempting to build Nuvola into the premier provider of cloud-based technology, diagnostics, lead generation and fulfillment to installers and service providers of smart home products and appliances.

Business of Issuer

We are a provider of business-to-business (“B2B”) cloud integration services that simplify and enhance business process integration, data quality and compliance, and collaboration amongst businesses.  Our services and solutions enable our customers to manage and improve mission critical supply chain functions, securely process financial transactions related to the exchange of goods and services, and automate and control other critical cross-enterprise business processes.

We employ a subscription-based cloud services model for our services. This model entails offering B2B cloud integration services and solutions to installers and service providers of smart home products and appliances. These customers process high volumes of transactions with their trading partners and, over time, these customers will typically add additional business partners or automate additional processes, resulting in additional revenue opportunities for us. We deliver integration services through our integration cloud platform. Although our cloud-based services appeal to companies in a wide variety of industries, our typical customer is a retailer or manufacturer of goods such as smart home products and appliances.

Nuvola’s cloud-based platform will give service providers access to diagnostic reports, system failure alerts and warranty information on all of their smart home products, all in one place. This seamless integration of product data will enable service providers to proactively contact their customers for service calls or warranty extensions, boosting customer retention and their bottom line. Additionally, providers can use the diagnostic reports to recommend cost- and energy-saving products to their customers. This service is currently in place with Bollente’s trutankless™ line of electric tankless water heaters.

We offer B2B Software and Service solutions for customers seeking to deploy private integration clouds on their premises.  We also offer Data Synchronization services which enable B2B participants, particularly in the retail and consumer products supply chain, to synchronize and manage vast quantities of product and pricing data both internally within their planning, distribution and sales organizations, as well as externally amongst their global trading partners and industry standards bodies.

The majority of our revenue will be generated through transaction processing and subscription service fees for access and use of our cloud integration platform.

Our Industry

The multi-enterprise B2B integration industry is defined by the increasingly global and complex nature of supply chains in today’s business environment.  As companies have continued to push their supply chains and trading partner relationships across borders, as well as exploit trends in off-shoring, outsourcing and contract manufacturing, the need for trusted intermediaries that can help companies improve their ability to source, build, sell, and distribute their goods and services globally continues to accelerate.

Multi-enterprise B2B integration involves the electronic exchange of and collaboration around supply chain data between organizations.  There are a variety of global, industry-specific and regionally defined standards which govern the ability to deliver this information electronically.  The most popular are Extensible Markup Language (“XML”)-based and local Electronic Data Interchange (“EDI”) standards (such as ANSI X12, EDIFACT) which are defined and structured around a process or industry.  However, as additional processes between businesses are increasingly digitized, an increasing percentage of data processed is unstructured and unique to large businesses and their supply chain or business partner relationships.  By enabling the efficient flow of information, structured or unstructured, between businesses, our industry can help address data integration and business process inefficiencies and improve business agility, such as new market expansion, new product introduction, and enhance business results, such as time-to-revenue or customer satisfaction.

Industry analyst firm Gartner, Inc. (“Gartner”) defines multi-enterprise infrastructure (also referred to as B2B infrastructure) as an information technology (“IT”) project that is composed of some combination of B2B software and B2B services that companies use to perform multi-enterprise integration with external business partners.  Gartner estimates the multi-enterprise/B2B infrastructure market to be $2.9 billion, or 17.0%, of the Application Infrastructure and Middleware (“AIM”) Software and Outsourcing Market.  Between 2010 and 2015, Gartner expects Global 2000 companies to at least double their multi-enterprise traffic (i.e., transactions, documents and process execution events), and this will have a significant impact on the amount of spending that goes toward multi-enterprise/B2B infrastructures.   Additionally, Gartner expects the embedded multi-enterprise/B2B infrastructure market will grow at a 9.0% CAGR, which is about 2 percentage points higher than the growth expected for the overall AIM market ( Gartner “Market Trends: Multi-enterprise/B2B Infrastructure Market, Worldwide, 2010-2015” by Fabrizio Biscotti, Paolo Malinverno, Benoit J. Lheureux, Thomas Skybakmoen, February 10, 2011).

The process of integrating information between businesses is central to a company’s ability to build and manufacture products with speed and quality, coordinate timely logistics and shipping activity, and better serve customers.  With the advent of Internet-based communications, the increasing number of communication protocols and global XML or EDI-based standards, and the challenges working with businesses in remote regions of the world, multi-enterprise integration is increasingly complex and costly.  However, the benefits from integration are substantial, including gaining end-to-end supply chain visibility, eliminating excess inventory, tracking global shipments, optimizing the launch of a new product,  understanding customer purchasing trends and managing payments and cash flow.

Examples of multi-enterprise business processes include collaborative demand planning, procure-to-pay, electronic invoicing, global shipping, trouble ticket management, and global payments, among others.  A simplified example includes the traditional procure-to-pay process whereby one business places an order to one or more other businesses.  In response, the partner business acknowledges the order, provides shipment details, invoices the customer, and ultimately receives payment.  Businesses gain speed advantages and reduce costs when up-to-date, accurate information is exchanged electronically versus delivered via facsimile or by post.  Businesses gain additional advantages when they utilize an Active SM Application.  Active SM Applications provide a higher level of visibility and control around global transaction flows or multi-enterprise business processes, identifying exceptions and errors, uncovering inefficiencies, and highlighting opportunities for performance improvement.

Global Messaging Services.  Global messaging includes the secure, reliable exchange of structured business documents, such as purchase orders, invoices and shipment notices, from one business to another, primarily over the Internet.  Businesses are provided one or more unique addresses to send and retrieve documents and files.  A database is maintained that stores relationships between businesses, referred to as integration pairs or trading partner relationships.

These relationships enable messages to flow securely between businesses.  Gartner refers to the global messaging segment as integration-platform-as-a-service (“iPaaS”), and estimates that segment was approximately $862.1 million in 2011 ( Gartner “Market Trends: Multi-enterprise/B2B Infrastructure Market, Worldwide, 2010-2015” by Fabrizio Biscotti, Paolo Malinverno, Benoit J. Lheureux and Thomas Skybakmoen, February 10, 2011).

B2B Managed Services.  Within the multi-enterprise integration market, the fastest growing segment is B2B managed services, also known as B2B Integration Outsourcing or Integration Brokerage.  Businesses use B2B managed services to extend or enhance a multi-enterprise business process or to outsource the management of an entire B2B program.  A B2B program includes all of the hardware, software and staff required to support a company’s business partners electronically, including customers, suppliers, shipment carriers and banks.  Managed services offer an alternative delivery model designed for companies either struggling to achieve returns from B2B integration software investments or unable to handle the considerable tasks associated with worldwide B2B programs.  In the managed services model, there is no B2B integration or translation software to purchase or manage.  Instead, corporations leverage an on-demand B2B integration platform by outsourcing the management of the underlying server hardware, storage platforms and B2B translation technology.  Through this model, companies are able to achieve their B2B integration goals faster and at a lower cost than through in-house and software-based approaches.  Gartner estimates that companies spent more than $1.3 billion on B2B Integration Outsourcing or Integration Brokerage in 2011, and that this segment will register a CAGR of 17.0% through 2015—reaching over $2.3 billion in annual spend.  If measured on its own, Integration Brokerage would be one of the largest and fastest growing segments within the AIM market ( Gartner “Market Trends: Multi-enterprise/B2B Infrastructure Market, Worldwide, 2010-2015” by Fabrizio Biscotti, Paolo Malinverno, Benoit J. Lheureux and Thomas Skybakmoen, February 10, 2011).

B2B Gateway Software.  B2B gateway software is deployed within a business and can be used to complement global messaging services or as a stand-alone messaging platform to connect directly to business partners.  B2B gateway software provides communication and integration technology to enable a business to connect its internal systems and processes with its partners.  B2B gateway software is typically sophisticated software, including data translation, visibility and monitoring, communication and community management components, which often require significant trained resources to implement and maintain.  A company must keep current every integration point both within and outside its enterprise, creating significant ongoing staffing and resource requirements.  Files that are very large in size, such as three-dimensional computer-aided design files or check images, are often exchanged through unique addresses with specially-designed efficient infrastructure.

The management of large and bulk file exchange is often referred to as Managed File Transfer (“MFT”).   Gartner estimates that companies spent $748.1 million on B2B gateway software in 2011 and these expenditures are projected to reach in excess of $997.0 million in 2015, representing a CAGR of over 6.0% ( Gartner “Market Trends: Multi-enterprise/B2B Infrastructure Market, Worldwide, 2010-2015” by Fabrizio Biscotti, Paolo Malinverno, Benoit J. Lheureux and Thomas Skybakmoen, February 10, 2011 ).

Data Synchronization.  Data synchronization technologies are used to exchange product and price information between the suppliers of consumer products and the retailers that sell them.  Product information typically consists of brand, description, price, promotion, packaging, weight, tax and regulatory data for each stock keeping unit (“SKU”).   Historically, there has been a great deal of inaccuracy for product data in the supply chain which results in delays to new product introductions and high volumes of invoice discrepancies.  Software applications such as Product Information Management (“PIM”) are used by retailers and suppliers of consumer products to house the information about each SKU being sold.  Data pools and electronic catalogue services provide a network to exchange information between the retailer and supplier using a “publish and subscribe” model.  These data synchronization technologies have witnessed the greatest adoption within the U.S. apparel and general merchandise segment.  High levels of adoption have also been attained in the consumer packaged goods, food and beverage segments in Canada, Mexico, Australia and the U.S.

Marketing plan of operation

In order to begin generating revenue, during the next 12 months, we will focus on developing and implementing a marketing plan that integrates with our website. We believe that using the internet is a great marketing tool not only for providing information on our company, but also for scheduling product demonstrations and web based product sales. We registered the domain name www.nuvolapro.com and have developed a preliminary website. We are working to expand the site to be more comprehensive and intend to have a fully developed website, capable of handling online sales and video based product demonstrations during the second quarter of 2014.

Nuvola’s revenue streams will require an improved web presence in addition to direct marketing to installers and service providers of smart home products and appliances. Below are the Marketing initiatives that we are currently working on, as well as an estimated timeline for completion and the estimated or anticipated costs associated with each.

•
Search engine optimization- we are currently working on inserting keywords that describe our in business in the Meta tags of the websites. This will help put our websites at the top of the search results. We expect this to be complete by the end of the second quarter of 2014. We estimate the cost to be mainly in time.

•
Including our web addresses (URL’s) in directories- we have begun to identify certain online and offline directories we would like to be included in. We expect to complete this by the end of the second quarter of 2014. While some directories are free of charge, others have a small fee. Overall this portion of our business plan may cost up to $200.

•
Making contacts online and in person with potential business owners and customers- we have been networking through personal networks and have been generally discussing our services. While we have not yet made any sales, we have fostered interest. This will be an ongoing initiative and there is no cost associated.

•
Developing website based video demonstrations- we have been developing the basic ideas for the video demonstrations, but have not yet filmed or posted anything. We expect this to be completed by the end of the fourth quarter of 2014. We plan on using personal equipment and post to the website using free online video services, so we estimate the cost to be about $100 to purchase small equipment we may need.

•
Facilitating and participating in online discussions - online blogs and discussion boards is one method we plan to use to foster interest in our product. There are boards about business-to-business cloud integration services and all other kinds of topics that we could participate in. We have not yet begun this process, and it will be an on-going initiative. The cost will be in time.

•
Trade show attendance – we are researching different trade shows locally that we could attend. This will be an on-going initiative and the cost per year may be about $500 - $1,000 depending on whether we simply attend or rent a booth.

•
Traditional print marketing campaigns- we are making the decision to print traditional brochures and flyers to hand out. We expect the first set of materials to be designed and printed by the end of the fourth quarter of 2014. We estimate the cost to be around $500.

Currently, our day-to-day operations include researching the best method for online advertising and finding the most applicable directories to include ourselves in. After funding our day to day operations will consist of maintaining the online presence we developed, and developing our sales processes. To date, all of operations have been limited to start up and developmental activities and we have not yet begun providing our services.

Competition

We face competition in the business-to-business technology solutions services industry by numerous companies whom are already established, have significantly longer operating histories and greater brand recognition as well as, greater financial, management, and other resources.

Our ability to compete successfully depends on multiple factors, both within and outside of our control. The principal factors are:

•	quality of service , including the reliability and quality of the services and solutions we offer;
•	technical functionality , including delivery of innovative solutions and our speed in developing and bringing to market the next generation of services and solutions;
•	global capabilities , including serving customers with operations in multiple countries;
•	price ; and
•	customer service , including our responsiveness, availability and flexibility.

Market and Revenue Generation

In order to generate revenues during the next twelve months, we must:

1. Develop and implement a marketing plan – Nuvola’s planned revenue streams will require an improved web presence and improved visibility within the public and private sectors. A major key factor in sales generation will be direct marketing and demonstrations given by Mr. Rassás.  His extensive technology knowledge and entrepreneur skills will be a key element to the marketing campaign.

2. Develop and implement a comprehensive consumer information website – For the foreseeable future, the company’s website (www.nuvolapro.com) will be Nuvola’s primary asset and key source of revenue generation. Currently, management is formulating its plan on how best to employ its resources to expanding and improving the website. We are working with web developers/consultants to add to the functionality of our site including:  e-commerce and state-of-the-art visitor tracking capabilities, increased content, forums, blogs, video demonstrations, optimization for search engine rank, as well as renew the look and feel of the site to coincide with our objectives for the Nuvola brand. We have not yet recognized revenues from the website. These efforts and the resulting awareness will be key drivers behind the success of our revenue producing operations.

Our operations, to date, have been devoted primarily to startup and development activities, which include the following:
•	Formation of the company;
•	Working with graphic artist on a custom logo for Nuvola;
•	Development of our business plan; and
•	Development and implementation of our website.

Nuvola, is a recently established business, with offices at 8800 N. Gainey Center Dr., Suite 270, Scottsdale, AZ 85258.

Employees

We currently have 1 employee which is also an officer of the Company. We also have one independent contractor.

Independent Contractor Agreement

On May 1, 2014, we entered into an Independent Contractor Agreement with Card a Client LLC. Pursuant to the agreement we engaged Derrick Maines as Chief Technology Officer to render services of such, including, but not limited to, business development, software strategy, project management, media relations, software development process strategy and implementation, management of offshore and domestic development and design resources, customer presentations, review and documentation of processes and procedures, and delivery of updates, presentations, written reports, oral reports; and any and all other resulting work product. The term of the agreement is for one year beginning on May 1, 2014. We agreed to compensate Mr. Maines as follows:

i.
Contractor in exchange for 60 hours of consulting services to the Company each calendar month will receive a monthly payment in cash of $2,500 billed at the end of each month and due to the Contractor within seven days,

ii.	Additional performance based consideration, in cash or shares of Nuvola stock, may be awarded to Contractor at the sole discretion of the Company's Board of Directors; and,
iii.
Any Stock-Based Compensation shall be subject to a re-sale restriction for Twelve (12) months from the date of vesting (“Lock-Up Period”). The Contractor shall be restricted from the sale or registration of any shares earned pursuant to the terms of the Agreement during the Lock-Up Period.

ITEM 1A.                      RISK FACTORS

Risks Relating to the Spin-Off

We may not realize the potential benefits from the spin-off.

We may not realize the potential benefits that we expect from our spin-off from Bollente. We have described those anticipated benefits elsewhere in this information statement. In addition, we will incur significant costs, including those described below, which may exceed our estimates, and we will incur some negative effects from our separation from Bollente, including loss of access to the financial, managerial and professional resources from which we have benefited in the past.

We have no history operating as an independent public company. We will incur significant costs to create the corporate infrastructure necessary to operate as an independent public company, and we will experience increased ongoing costs in connection with being an independent public company.

We have historically used Bollente’s corporate infrastructure to support our business functions. As a subsidiary of Bollente, many important corporate functions were performed for us, including some treasury, tax, administration, accounting, financial reporting, and legal and other services.  Following the spin-off we will no longer have access to Bollente’s infrastructure and we will need to establish our own. We expect to incur costs associated with establishing the infrastructure needed to perform such corporate functions.

If the spin-off does not qualify as a tax-free transaction, you and Nuvola could be subject to material amounts of taxes.

Bollente and Nuvola has intended for this transaction to qualify for treatment under Section 355 of the U.S. Federal Income Tax Code. Neither company has sought an opinion from tax counsel regarding this spin-off. If for whatever reason, the transaction was determined to not quality under Section 355 of the Code, each U.S. holder of Bollente common stock who receives shares of Nuvola in this spin-off would generally be treated as receiving a taxable distribution of property in an amount equal to the fair market value of the shares of our common stock.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the spin-off. If we are unable to achieve and maintain effective internal controls, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our financial results previously were included within the consolidated results of Bollente. As a result of the spin-off we will be directly subject to reporting and other obligations under the Exchange Act, including Section 404 of the Sarbanes-Oxley Act of 2002, which will require, beginning with the filing of our Annual Report on Form 10-K, annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. To comply with these requirements, we anticipate that we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps, and those expenses may be significant.

If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Relating to Ownership of Our Common Stock

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price.

As of the date of this information statement, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC-QB market maker for sponsorship of our securities on the Over-the-Counter-QB, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC-QB, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, shareholders may be unable to liquidate their shares for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this spin-off.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for shareholders to liquidate their shares even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Risks Relating to Our Industry and Our Business

We are significantly dependent on our sole officer. The loss or unavailability to Nuvola of Mr. Rassás’ services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements.

Our business plan is significantly dependent upon the abilities and continued participation of Mr. Rassás, our sole officer. It would be difficult to replace Mr. Rassás at such an early stage of development. The loss by or unavailability to Nuvola of Mr. Rassás’ services would have an adverse effect on our business operations and prospects, in that our inability to replace could result in the loss of one’s investment. Mr. Rassás will generate sales through direct marketing and by creating personal contacts; some of whom we may lose as a result of losing Mr. Rassás. If this occurs it may significantly affect our revenues. Finding someone with either Mr. Rassás’ extensive knowledge will be difficult. There can be no assurance that we would be able to locate or employ personnel to replace Mr. Rassás, should his services be discontinued.

The market in which we compete is highly competitive.

The market for our products and services are increasingly global and competitive.  As a result, we encounter intense competition in our business.  We expect competition to increase in the future both from existing competitors and new companies that may enter our market.  In addition, we experience competition from in-house information technology departments when companies are determining whether to continue to outsource these services or perform them in-house.  To remain competitive, we will need to invest continuously in product development, marketing, customer service and support and our service delivery infrastructure.  However, we cannot be certain that new or established competitors or in-house information technology departments will not offer products and services that are superior to or lower in price than ours.  We may not have sufficient resources to continue to invest in all areas of product development and marketing needed to maintain a competitive position.

We may need to change our pricing models to compete successfully.

The intense competition we face in the sales of our products and services and general economic and business conditions can put pressure on us to lower our prices.  If our competitors offer deep discounts on certain products or services or develop products and services that the marketplace considers more valuable, we may need to lower prices further or offer other favorable terms in order to compete successfully.  Furthermore, a shift by customers towards products and services that are less expensive may also adversely affect pricing for our products.  Any such changes could have a material adverse effect on our business, results of operations and financial condition.

Our inability to adapt to rapid technological change could impair our ability to remain competitive.

The industry in which we compete is characterized by rapid technological change, frequent new product and service introductions and evolving industry standards.  Our future success will depend in significant part on our ability to anticipate industry standards and to continue to enhance existing products and services and introduce and acquire new products and services on a timely basis to keep pace with technological developments.  We expect that we will continue to incur significant expenses in the design, development and marketing of new products and services.  Our competitors may implement new technologies before we are able to implement them, allowing our competitors to provide more effective products and services at lower prices.

We cannot provide assurance that we will be successful in developing, acquiring or marketing new or enhanced products or services that respond to technological change or evolving industry standards, that we will not experience difficulties that could delay or prevent the successful development, acquisition or marketing of such products or services or that our new or enhanced products and services will adequately meet the requirements of the marketplace and achieve market acceptance.  Any delay or failure in the introduction of new or enhanced products or services, or the failure of such products or services to achieve market acceptance, could have a material adverse effect on our business, results of operations and financial condition.

Risks associated with the Internet, changing standards, alternate technologies, competition, taxation, regulation and associated compliance efforts may adversely impact our business.

The use of the Internet as a vehicle for electronic data interchange, or EDI, and related services currently raises numerous issues, including reliability, data security, data integrity and rapidly evolving standards.  New competitors, which may include media, software vendors and telecommunications companies, offer products and services that utilize the Internet in competition with our products and services and may be less expensive or process transactions and data faster and more efficiently.  Internet-based commerce is subject to increasing regulation by federal, state and foreign governments, including in the areas of data privacy and breaches.  Laws and regulations relating to the solicitation, collection, processing or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for Internet-based solutions and restricting our ability to store, process and share data through the Internet.  Taxation of services provided over the Internet and governmental restrictions on Internet usage may be imposed in jurisdictions where we operate.  Although we believe that the Internet will continue to provide opportunities to expand the use of our products and services, we cannot ensure that our efforts to exploit these opportunities will be successful or that increased usage of the Internet for business integration products and services or increased competition, taxation and regulation will not adversely affect our business, results of operations and financial condition.

Business disruptions could adversely affect our business, results of operations and financial condition.

Unexpected events, including natural disasters and severe weather events, could increase the cost of doing business or otherwise harm our business or our customers’ businesses. It is not possible for us to predict the occurrence or consequence of any such events.  However, such events could reduce demand for our products and services or make it difficult or impossible for us to deliver our products and services to our customers.

Our products and services may not achieve market acceptance, which could cause our revenue to decline.

Deployment of our products and services requires interoperability with a variety of software applications and systems and, in some cases, the ability to process a high number of transactions.  If our products and services fail to satisfy these demanding technological objectives, our customers may be dissatisfied and we may be unable to generate future sales.  Failure to establish a significant base of customer references will significantly reduce our ability to sell our products and services to customers.

We are frequently required to enhance and update our products and services as a result of changing standards and technological developments, which makes it difficult to recover the cost of development and forces us to continually qualify new products with our customers.

For our products to be competitive, we must be among the first to market with next-generation products.  Over the last several years, the rate at which new technological developments have been introduced into the market has grown at a much more rapid pace than it had previously.  Continually updated standards for the electronic exchange of information, such as those issued by the American National Standards Institute, have required us to produce frequent enhancements to our products and services and provide some of our value-added solutions and related software with additional functionality.  The frequency with which we must enhance our products makes it more difficult for us to recover the costs associated with product development because those costs must be recovered over increasingly shorter periods of time.  We expect this trend to continue, and it may even accelerate.  As a result, we may not be able to recover all of our product development costs, which could affect our profitability.  Any failure or delay in our product development or quality assurance process could result in our losing sales until we are able to introduce the new product.

We may experience product failures or other problems with new products, all of which could adversely impact our business.

Software products and application-based services as complex as those we offer may contain undetected errors or failures when first introduced or when new versions are released.  If software errors are discovered after introduction, our software licensees may seek to assert claims of liability.  We also could experience delays or lost revenues during the period required to correct the errors or loss of, or delay in, market acceptance, which could have a material adverse effect on our business, results of operations and financial condition.

We depend on software and technology licensed to us by third parties, and the loss of this technology could delay implementation of our products or services or force us to pay higher license fees.

We depend on numerous third party software and technology that we incorporate into our existing products and services.  There can be no assurance that the licenses for such third party software or technology will not be terminated, that the licenses will be available in the future on terms acceptable to us or that we will be able to license such third party software or technology for future products and services.  In addition, we may be unable to renegotiate acceptable third party license terms to reflect changes in our pricing models.  If a third party license expires or is terminated, or cannot be renewed, we cannot guarantee that we will be able to replace such third party software or technology with a license to similar software or technology on the same terms, if at all.  While we do not believe that one individual license is material to our business, changes in or the loss of third party licenses could lead to a material increase in the costs of licensing or to our products becoming inoperable or their performance being materially reduced, resulting in a need to incur additional development or licensing costs to ensure continued performance of our products and services.

The use of “open source” software in our products and services may expose us to additional risks and harm our intellectual property.

Our products and services sometimes utilize and incorporate software that is subject to open source licenses.  Open source software is freely accessible, usable and modifiable.  Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software.  In addition, certain open source software licenses require the user of such software to make any derivative works of the open source-code available to others on unfavorable terms or at no cost.  This can effectively render what was previously proprietary software open source software.

While we monitor the use of all open source software in our products and services and try to ensure that no open source software is used in such a way as to require us to disclose the source code to the related product or service, such use could inadvertently occur.  Additionally, if a third party software provider has incorporated certain types of open source software into software we license from such third party for our products or services, we could, under certain circumstances, be required to disclose the source-code to our products or services.  This could harm our intellectual property position and have a material adverse effect on our business, results of operations and financial condition.

We may experience service failures or interruptions due to defects in the hardware, software, infrastructure, third party components or processes that comprise our existing or new solutions, as well as human error, any of which could adversely affect our business.

There may be defects in the hardware, software, infrastructure, third party components or processes that are part of the services and solutions we provide.  If these defects lead to service failures, we could experience delays or lost revenues during the period required to correct the cause of the defects.  We cannot be certain that defects will not be found in new solutions or upgraded solutions, resulting in loss of, or delay in, market acceptance, which could have an adverse effect on our business, results of operations and financial condition.

Because customers use our services and solutions for critical business processes, any defect in our solutions, any disruption to our solutions, or any error in execution, as well as human error, could cause recurring revenue customers to cancel their contracts with us, prevent potential customers from joining our network and harm our reputation.  These defects, disruptions or errors, could be subject to litigation for actual or alleged losses to our customers’ businesses, which may require us to spend significant time and money in litigation or arbitration or to pay significant settlements or damages.  We do not currently maintain any warranty reserves.  Defending a lawsuit, regardless of its merit, could be costly and divert management’s attention and could cause our business to suffer.

The insurers under our existing liability insurance policy could deny coverage of a future claim that results from an error or defect in our technology or a resulting disruption in our solutions, or our existing liability insurance might not be adequate to cover all of the damages and other costs of such a claim.  Moreover, we cannot assure you that our current liability insurance coverage will continue to be available to us on acceptable terms or at all.  The successful assertion against us of one or more large claims that exceeds our insurance coverage, or the occurrence of changes in our liability insurance policy, including an increase in premiums or imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and operating results.  Even if we succeed in litigation with respect to a claim, we are likely to incur substantial costs and our management’s attention will be diverted from our operations.

We rely on third parties to provide certain services, and any failure of such third parties could adversely affect our business, results of operations and financial condition.

Failure of our third party providers to provide adequate Internet, telecommunications and power services could result in significant loss of revenue.  Our operations depend upon third parties for Internet access and telecommunications services, as well as for data center co-location services.  Frequent or prolonged interruptions of these services could result in significant loss of revenues.  We could experience outages, delays and other difficulties due to system failures unrelated to our internal activities in the future.  These types of occurrences could also cause users to perceive our services as not functioning properly and therefore cause them to use other methods to deliver and receive information.  We have limited control over these third parties and cannot provide assurance that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms or that the quality of services that they provide will remain at the levels needed to enable us to conduct our business effectively, which could have a material adverse effect on our business, results of operations and financial condition.

Security breaches could harm our business.

A significant component of electronic data interchange is the secure processing and transmission of confidential information over telecommunications networks. In facilitating data exchange between our customers and their trading partners, we rely on encryption and authentication technology licensed from third parties and intrusion detection technologies to protect the confidentiality of our customers’ information.  We cannot assure you that our efforts to protect this information will be successful, due to the actions of third parties, software bugs or other technical malfunctions, employee error or malfeasance, or other factors.

Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data.  A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations.  Our security measures may not prevent security breaches.  Our failure to prevent security breaches could harm our business, damage our reputation and expose us to a risk of loss or litigation, regulatory action and possible liability, each of which could affect our financial condition, results of operations and growth prospects.  We also may need to incur significant additional costs to protect against similar information security breaches in the future.   Furthermore, such security breaches could lead our existing customers and potential customers to have significant concerns about secure transmissions of confidential information which may create a significant obstacle in the general acceptance of our products and services.

Our operations are dependent on our ability to protect our data centers against damage.

Our operations are dependent upon our ability, or the ability of third party providers, to protect our computer equipment and the information stored in our or third party data centers against damage that may be caused by fire, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters, terrorist attacks and other events.  We cannot provide assurance that terrorism, fire or other natural disaster, including national, regional or local telecommunications disruptions, would not result in a prolonged disruption of our network services or permanently impair some of our operations.  A prolonged service disruption or other impairment of operations could:  damage our reputation with customers; expose us to liability; cause us to lose existing customers; or increase the difficulty of attracting new customers.  We may also incur significant costs for using alternative off-site equipment or taking other actions in preparation for, or in reaction to, events that damage our data centers.

We maintain business interruption insurance.  However, even if we recovered under such an insurance policy, the lost revenues or increased costs that we experience during the disruption of our network services business, and longer term revenue losses due to loss of customers, may not be recoverable under the policy.  If this were to occur, our business, results of operations and financial condition could be materially adversely affected.

We may not receive significant revenues from our current research and development efforts for several years, if at all.

Developing our products, services and software is expensive and the investment in product development often does not result in a significant return.  We have made and expect to continue to make significant investments in software research and development and related product opportunities.  Accelerated product introductions and short product life cycles require high levels of expenditures for research and development that could adversely affect our operating results if not offset by revenue increases.  We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position.  However, we may not receive significant revenues from these investments.

A failure to attract or retain qualified personnel or highly skilled employees could adversely affect our business.

Given the complex nature of the technology on which our business is based and the speed with which such technology advances, our future success is dependent, in large part, upon our ability to attract and retain highly qualified managerial, technical and sales personnel.  Competition for talented personnel is intense, and we cannot be certain that we can retain our managerial, technical and sales personnel, or that we can attract, assimilate or retain such personnel in the future.  Our inability to attract and retain such personnel could have a material adverse effect on our business, results of operations and financial condition.

Delays and inaccuracies in our billing and information systems may have an adverse effect on our operations.

Sophisticated information and billing systems are vital to our growth and ability to monitor costs, bill customers, provide services to customers and achieve operating efficiencies.  As we begin to offer new products and services, we intend to install new billing systems or upgrade existing ones.  Delays or inaccuracies in billing, our inability to implement solutions in a timely manner or our failure to implement and maintain sophisticated information and billing systems may have an adverse effect on our business, results of operations and financial condition.

ITEM 2.                      FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Except for the historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this report. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this registration statement. Our discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes and with the understanding that our actual future results may be materially different from what we currently expect.

Background Overview

Nuvola is a development stage company incorporated in the State of Nevada in November 21, 2013. We were formed, as a wholly-owned subsidiary to Bollente to serve as the next-generation home automation and intelligence division of the Bollente portfolio companies to provide technical integration, innovation and ongoing revenue streams after the sale of the individual product.  In November of 2013 we commenced our planned principal operations, and therefore have no significant assets.

Since inception on November 21, 2013 through December 31, 2013, we have not generated any revenues and have incurred a net loss of $10,500. From November 2013 through April 2014 our business activities included the formation of our corporate entity and development of our business plan. We also initiated the process of the Company audit, as well as secured our website domain and posted our initial webpage.

Results of Operations

Revenues

Since our inception on November 21, 2013 through December 31, 2013, we have not generated revenues, and have incurred a net loss of $10,500.

Expenses

Operating expenses totaled $10,500 from the period of inception on November 21, 2013 through December 31, 2013.

Going Concern

The financial statements included in this filing have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring start-up costs and expenses. As a result, the Company incurred accumulated net losses from Inception (November 21, 2013) through the period ended December 31, 2013 of ($10,500). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Liquidity and Capital Resources

Since inception, we have financed our cash flow requirements through capital investments from Bollente.  In November 2013, the Company received a loan from Bollente totaling $13,000. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of service sales. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we need to generate sufficient revenues from product sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Such risks for us include, but are not limited to, an evolving and developing business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and expand our line of services, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Nuvola was formed to serve as the next-generation home automation and intelligence division of the Bollente portfolio companies to provide technical integration, innovation and ongoing revenue streams after the sale of the individual product.  As a B2B technology solutions service, Nuvola will provide a cloud-based technology, diagnostics, lead generation and fulfillment to installers and service providers of smart home products and appliances.

There is still no assurance that, we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment in our common stock. Further, we may continue to be unprofitable.

Since inception, we have financed our cash flow requirements through issuance of common stock. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of product sales. Additionally we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. Our ability to obtain needed capital is uncertain. Our lack of operating history makes an investment in our company, and the availability of capital risky.

Even though we intend to begin generating revenues, we can make no assurances and therefore we may incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually research for new information, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions.

ITEM 3.                      PROPERTIES

We currently maintain an office at 8800 N. Gainey Center Dr., Suite 270, Scottsdale, Arizona 85258. There are currently no proposed programs for the renovation, improvement or development of the facilities we currently use.  We currently pay $0 per month in rent. We do not believe that we will need to obtain additional office space at any time in the foreseeable future, approximately 12 months, until our business plan is more fully implemented.

We and Bollente expect to enter into an agreement with respect to the sublease of office space following the spin-off. We expect that Bollente will sublease office space to us in Scottsdale, Arizona. The rental amounts under those lease and sublease arrangements will be priced at levels reflecting either market rates or a pro rata share of square footage utilized.

Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. We do not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

ITEM 4.                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information, to the best of our knowledge, about the beneficial ownership of our common stock on May 28, 2014 relating to the beneficial ownership of our common stock by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.  The percentage of beneficial ownership before the offering for the following table is based on 500,000 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after pursuant to options, warrants, conversion privileges or other rights. The percentage of ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Certain Beneficial Owners and Management

Title of Class	Name of Beneficial Owner (1)	Number of Shares	Percent Beneficially Owned
Common	Bollente Companies, Inc.	500,000	100%
All Beneficial Owners as a Group		500,000	100%

(1)           As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS.

The members of our Board of Directors serve without compensation until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Our executive officer is Mr. Jeffrey I. Rassás our President, Secretary, Treasurer and Director. Information as to the executive officers and director is as follows:

Name	Age	Title	Since
Jeffrey I. Rassás	52	President, Secretary, Treasurer and Director	November 21, 2013
Robertson J. Orr	40	Director	November 21, 2013

Duties, Responsibilities and Experience

Jeffrey I. Rassás, has served as President, Secretary, Treasurer, and a Director of Nuvola, Inc. since inception on November 21, 2013. From December of 2011 to present, Mr. Rassás has served as CEO of Airware Labs, Corp., where he successfully developed and implemented a turnaround plan which included rebranding, launch and retail distribution of the patented Class 1 Medical Nasal Dilator Device. From 2006 to 2001, Mr. Rassás served as CEO and President of YouChange Holdings Corp. (publicly traded/QRHC). Additionally, from 2006 to 2011, Mr. Rassás served as CEO and President of Global Alerts, holding company for Earth911.com and Pets911.com.

As CEO, Mr. Rassás led the team that acquired Earth911.com, Pets911.com and AMBERalert.com from a local Arizona company in 2006, whereupon executing a new strategy; recruiting a new management team and successfully executing the company’s plan let to several of the divisions achieving national success and distinction and significantly higher values, and the successful sale of AMBERalert.com. Prior to Global Alerts, Mr. Rassás served as Co-Chairman and CEO of ImproveNet, Inc. (publicly traded/IMPV), which he acquired through a merger in 2002. Mr. Rassás’ strategic vision and execution led to industry recognition of the company as “Best of Web” by Money Magazine. In 2005, he sold the company to IAC/InterActiveCorp (IACI), the holding company of many popular websites such as LendingTree, Ask.com, Match.com, Citysearch.com, ServiceMagic.com, and Ticketmaster, delivering a substantial return on shareholder equity. From 1997-2001, Mr. Rassás served as founder, CEO and Chairman of the Board of publicly traded EBIZ Enterprises, a Linux solutions provider where he expanded company operations, yielding revenues in excess of $58 million. In addition, Mr. Rassás raised over $20 million and took the company public in 1998. A two-time finalist for Ernst & Young’s Entrepreneur of the Year award, Mr. Rassás has been a guest speaker at Thunderbird, the School of Global Management, serves on several outside boards including Chairman of the Board of BuilProof.com, and is a regular speaker at technology trade events around the nation.

Robertson J. Orr, has served as Director of Nuvola, Inc. since inception on November 21, 2013. Mr. Orr also serves as President, Treasurer, Secretary and Director of Bollente Companies Inc., a Nevada publicly traded company, since May 12, 2010.  Mr. Orr attended Arizona State University and graduated with a BA in Business Management.  In 1998, Mr. Orr assisted in the founding of bluemedia, Inc., a successful large format digital printing company based in Tempe, Arizona.  Mr. Orr led bluemedia to profitability 9 years ago while overseeing the company's sales department and business development, and since then the company has continued to grow by more than 28% annually. In 2005, Mr. Orr and his Partners in bluemedia started a non-traditional ad agency called Blind Society, which is responsible for the direct to consumer marketing efforts of companies like AT&T, K-Swiss, and Activision. In addition to his entrepreneurial successes, Mr. Orr has been involved with supporting numerous local charitable causes through his work with the Boys & Girls Clubs of Phoenix, St. Joseph the Worker, the MDA and the ADA. He is also on the Board of Directors for the Tempe Chamber of Commerce and is active in the Phoenix 40.

Family Relationships

There are no family relationships among any of our officers or directors.

Board of Directors

Our board of directors currently consists of two directors. Our members of our board of directors do not qualify as “independent” according to the rules and regulations of the SEC and the New York Stock Exchange.

Committees of Our Board of Directors

We currently do not have standing audit, nominating and compensation committees’ board of directors, or committees performing similar functions. Until formal committees are established, our entire board of directors performs the same functions as an audit, nominating and compensation committee.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

▪	has been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

▪
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

▪
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

▪
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

▪
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

ITEM 6.                      EXECUTIVE COMPENSATION.

Overview of Compensation Program

We currently have not appointed members to serve on the Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly-situated executives of peer companies. To that end, the Board believes executive compensation packages provided by the Company to its executives, including the named executive officers should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and Directors of the Company. Decisions regarding the non-equity compensation of other employees of the Company are made by management.

Summary Compensation

Mr. Rassás has not received any compensation, including plan or non-plan compensation, nor has either executive earned any compensation as of the date of this Registration.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey I. Rassás President, Secretary, Director, & Treasurer
	2013	$0	$0	$0	$0	$0	$0	$0	$0
Robertson J. Orr Director
	2013	$0	$0	$0	$0	$0	$0	$0	$0

Future Compensation

Mr. Rassás has agreed to provide services to us without compensation until such time as either we have earnings from our revenue.  We have agreed to continue to defer the executive compensation without interest until we are in a position to pay the deferred salaries.

Board Committees

We do not currently have any committees of the Board of Directors, as our Board consists of two members. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

In connection with the spin-off, we intend to enter into several agreements with Bollente to define our ongoing relationship with Bollente after the spin-off. These agreements, among other things, allocate responsibility for obligations arising before and after the distribution date, including, among others, obligations relating to our employees, various transition services and taxes. For more information about those agreements and our historical relationship with Bollente, see “Relationship with Bollente after the Spin-Off.”

The Company currently utilizes Bollente’s office space provided at no cost.

In December 2013, the Company received a loan from Bollente totaling $13,000.  The loan is unsecured and is due upon demand.

On May 1, 2014, the Company entered into a Software and Services License Agreement with Bollente. Pursuant to the agreement, Nuvola granted to Bollente, a non-exclusive, non-transferable license to use the cloud diagnostic software, database, and source code relating to the 5 SKU’s of trutankless® model water heaters (the “Software”). Bollente may use the Software for its own use. The term of the agreement is for one year beginning on May 1, 2014 and will continute thereafter unless terminated by written agreement by both parties. Bollente will pay Nuvola a monthly fee, due on the 1st of each month as follows:

•	1 to 4,999 Units $3,100 per month
•	5,000 to 9,999 Units $4,500 per month
•	10,000 to 24,999 Units $5,800 per month

RELATIONSHIP WITH BOLLENTE AFTER THE SPIN-OFF

Historical Relationship with Bollente

We are currently a wholly-owned subsidiary of Bollente. Our Company was incorporated in Nevada on November 21, 2013. As a result of this historical parent-subsidiary relationship, in the ordinary course of business, we have received various services provided by Bollente, including treasury, tax, legal and other services. Other than a promissory note for $13,000 and a Software and Services License Agreement, there are no other agreements between Bollente and Nuvola.

Bollente’s Distribution of Our Stock

Bollente will be our sole shareholder until completion of the spin-off. In the spin-off, Bollente is distributing its entire equity interest in us to its shareholders in a transaction that is intended to be tax free to Bollente and its U.S. shareholders. The spin-off is subject to a number of conditions, some of which are more fully described above under “The Spin-Off – Spin-Off Conditions and Termination.”

Agreements between Bollente and Us

In the discussion that follows, we have described the material provisions of agreements we intend to enter into with Bollente. The description of those agreements is not complete and is qualified by reference to the terms of agreements, the forms of which are included as exhibits to this registration statement on Form 10. We encourage you to read the full text of those agreements.

Separation and Distribution Agreement

The Separation and Distribution Agreement (the “Agreement”) will contain the key provisions relating to the spin-off, including provisions relating to the principal intercompany transactions required to effect the spin-off, the conditions to the spin-off and provisions governing the relationships between Bollente and Nuvola after the spin-off.

Distribution and Conditions to the Distribution. The Agreement is expected to provide that, on or prior to the distribution date for the spin-off:

•
the SEC has declared effective our registration statement on Form 10, under the Exchange Act, with no stop order in effect with respect to the Form 10, and this information statement shall have been mailed to Bollente’s stockholders as of the record date;

•
the actions and filings necessary under securities and blue sky laws of the states of the United States and any comparable laws under any foreign jurisdictions shall have been taken and become effective;

•
no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the spin-off shall be in effect and no other event outside Bollente’s or Nuvola’s control shall have occurred or failed to occur that prevents the consummation of the spin-off;

•	all material government approvals and material consents necessary, if any, to consummate the spin-off shall have been received and continue to be in full force and effect; and

•
no other events or developments shall have occurred that, in the judgment of the board of directors of Bollente, in its sole and absolute discretion, would result in the spin-off having a material adverse effect on Bollente or its shareholders.

Release of Liabilities, Indemnification and Insurance. The Agreement will contain provisions regarding the release of intercompany claims and liabilities, except liabilities specifically provided for in the Agreement.  Each company shall hold harmless each other, each member director, officers, heirs, executors, successors and assigns from and against all liabilities of each other.

Transition Services Agreement

On or before the distribution date, we and Bollente will enter into a transition services agreement under which Bollente will provide and/or make available various administrative services and assets to us, for the one-year period beginning on the distribution date. We anticipate the services Bollente will provide us will include:

•	administrative services; and
•	accounting services.

In consideration for such services, we will each pay fees to Bollente for the services provided, and those fees will generally be in amounts intended to allow Bollente to recover all of its direct and indirect costs incurred in providing those services.

The personnel performing services under the transition services agreement will be employees and/or independent contractors of Bollente and will not be under the direction or control of us.

The transition services agreement will also contain customary mutual indemnification provisions.

Any extension or renewal of the transition services agreement beyond the first year following the spin-off will be subject to the mutual agreement of Bollente and us.

Office Lease and Sublease

We and Bollente expect to enter into an agreement with respect to the sublease of office space following the spin-off. We expect that Bollente will sublease office space to us in Scottsdale, Arizona. The rental amounts under those lease and sublease arrangements will be priced at levels reflecting either market rates or a pro rata share of square footage utilized.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined in Section 803A of the NYSE Amex LLC Company Guide. Since the OTCQB does not have rules regarding director independence, the Board makes its determination as to director independence based on the definition of “independence” as defined under the rules of the New York Stock Exchange (“NYSE”) and American Stock Exchange (“Amex”).

ITEM 8.                      LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

ITEM 9.                      MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

We intend to file for inclusion of our common stock on the Over-the-Counter Exchange; however, there can be no assurance that FINRA will approve the inclusion of the common stock. Prior to the effective date of this filing, our common stock was not traded.

Holders of Common Stock

As of May 28, 2014, we had 1 shareholder of record of the 500,000 shares outstanding.

Dividends

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

Securities Authorized for Issuance under Equity Compensation Plans

We currently do not maintain any equity compensation plans.

ITEM 10.                      RECENT SALES OF UNREGISTERED SECURITIES.

On November 21, 2013, we issued 500,000 shares of our restricted common stock to Bollente in exchange for reimbursement of incorporation costs totaling $500.

We made the above common stock issuance in reliance upon the exemption from registration under Section 4(2) of the Securities Act for private offerings not involving a public distribution

ITEM 11.                      DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

Our articles of incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value. Holders of common stock have no cumulative voting rights, but are entitled to one vote for each share of common stock they hold. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed.  In the event of a liquidation, dissolution or winding up of Nuvola, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock.

There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares of Preferred stock are outstanding as of the date of this Current Report.  The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series.  Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•      adopt resolutions;
•      to issue the Shares;
•      to fix the number of shares;
•      to change the number of shares constituting any series; and
•      to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
*      dividend rights (including whether dividends are cumulative);
*      dividend rates;
*      terms of redemption (including sinking fund provisions);
*      redemption prices;
*      conversion rights; and
*	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management.  The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock.  For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.  Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

ITEM 12.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our articles of incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by Nevada law.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

ITEM 13.                      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our financial statements, notes thereto and the related independent registered public accounting firm’s report are set forth following the signature page to this registration statement beginning on page F-1 and are incorporated herein by reference.

ITEM 14.                      CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

Financial Statements:

The financial statements listed in the "Index to Financial Statements" at page 32 are filed as part of this report.

Exhibit Index:

The following exhibits are filed as part of this registration statement:

Exhibit Number	Exhibit Description
3(i)(a)*	Articles of Incorporation dated November 21, 2013
3(ii)(a)*	Bylaws
4*	Instruments defining the rights of security holders: (a) Articles of Incorporation (b) Bylaws
2.1*	Separation and Distribution Agreement - DRAFT
10.1*	Software and Services License Agreement dated May 1, 2014
10.2*	Transition Services Agreement - DRAFT
23.1*	Consent of De Joya Griffith, LLC
99.1*	Information Statement
*	Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

NUVOLA, INC.

By: /S/ Jeffrey I. Rassás
      Jeffrey I. Rassás, President

Date: May 28, 2014

NUVOLA, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Nuvola, Inc.

We have audited the accompanying balance sheet of Nuvola, Inc. (A Development Stage Company) (the "Company") as of December 31, 2013 and the related statement of operations, stockholders’ (deficit), and cash flows for the period from inception (November 21, 2013) to December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over the financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nuvola, Inc. as of December 31, 2013 and the result of its operations and its cash flows for the period from inception (November 21, 2013) to December 31, 2013, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith, LLC
Henderson, Nevada
April 30, 2014

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
(audited)

December 31,
2013

ASSETS

Current assets:
Cash	$3,000
Total current assets	3,000

Total assets	$3,000

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities:
Notes payable - related party	$13,000
Total current liabilities	13,000

Total liabilities	13,000

Stockholders' (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding
as of December 31, 2013	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 500,000 shares issued and outstanding
as of December 31, 2013	500
Additional paid-in capital	-
Deficit accumulated during development stage	(10,500)
Total stockholders' (deficit)	(10,000)

Total liabilities and stockholders' (deficit)	$3,000

See Accompanying Notes to Financial Statements.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(audited)

Inception
(November 21, 2013)
to
December 31,
2013

Revenue	$-

Operating expenses:
General and administrative	500
Professional fees	10,000

Total operating expenses	10,500

Net loss	$(10,500)

Net loss per common share - basic	$(0.02)

Weighted average number of common shares
outstanding - basic and fully diluted	500,000

See Accompanying Notes to Financial Statements.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' (DEFICIT)
(audited)

						Deficit
						Accumulated
					Additional	During	Total
	Preferred Shares		Common Shares		Paid-In	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)
November 21, 2013
Issuance of common stock for incorporation costs	-	$ -	500,000	$ 500	$ -	$ -	$ 500

Net loss						(10,500)	(10,500)

Balance, December 31, 2013	-	$ -	500,000	$ 500	$ -	$ (10,500)	$ (10,000)

See Accompanying Notes to Financial Statements.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
(audited)

Inception
(November 21, 2013)
to
December 31,
2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,500)
Adjustments to reconcile net loss
to net cash used in operating activities:
Shares issued for reimbursement of parent paying for incorporation costs	500

Net cash used in operating activities	(10,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable - related party	13,000

Net cash provided by financing activities	13,000

NET CHANGE IN CASH	3,000

CASH AT BEGINNING OF YEAR	-

CASH AT END OF YEAR	$3,000

SUPPLEMENTAL INFORMATION:
Interest paid	$-
Income taxes paid	$-

Non-cash investing and financing activities:
Shares issued for incorporation costs	$500

See Accompanying Notes to Financial Statements.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
The Company was incorporated on November 21, 2013 (Date of Inception) under the laws of the State of Nevada, as Nuvola, Inc.

The Company has not commenced significant operations and, in accordance with ASC Topic 915, the Company is considered a development stage company.

Nature of operations
The Company is a premier provider cloud-based technology, diagnostics, lead generation and fulfillment to installers and service providers of smart home products and appliances

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents
For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Stock-based compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards.  This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition
The Company's revenues are anticipated to be derived from multiple sources.  Primarily revenues will be earned as services are rendered.

Advertising costs
Advertising costs are anticipated to be expensed as incurred; however there were $0 advertising costs included in general and administrative expenses for the period of inception (November 21, 2013) to December 31, 2013.

Income taxes
The Company follows ASC Topic 740 for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of December 31, 2013, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material affect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. As of December 31, 2013, no income tax expense has been incurred.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share
The Company follows ASC Topic 260 to account for the earnings per share. Basic earning per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earning per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2013. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, prepaid expenses and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market.  Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Recent pronouncements
The Company has evaluated recent accounting pronouncements through the filing date and believes that none of them will have a material effect on the Company’s financial statements.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring start up costs and expenses. As a result, the Company incurred accumulated net losses from Inception (November 21, 2013) through the period ended December 31, 2013 of ($10,500). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 – NOTES PAYABLE – RELATED PARTY

December 31, 2013
Note payable to a related party which is the parent corporation, unsecured, due upon demand	$13,000

Notes Payable – Current	$13,000

NOTE 4 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 10,000,000 shares of it $0.001 par value preferred stock and 100,000,000 shares of its $0.001 par value common stock.

Common stock
On November 21, 2013, the parent corporation paid for incorporation costs totaling $500 for the purchase of 500,000 shares of common stock.

NOTE 5 – INCOME TAXES

At December 31, 2013, the Company had a federal operating loss carryforward of $10,500 which begins to expire in 2033.

Components of net deferred tax assets, including a valuation allowance, are as follows at December 31, 2013:

2013
Deferred tax assets:
Net operating loss carryforward	$3,675
Total deferred tax assets	3,675
Less: Valuation allowance	(3,675)
Net deferred tax assets	$-

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 5 – INCOME TAXES (CONTINUED)

The valuation allowance for deferred tax assets as of December 31, 2013 was $3,675, which will begin to expire 2033.  In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2013 and maintained a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2013:

2013
Federal statutory rate	(35.0)%
State taxes, net of federal benefit	(0.00)%
Change in valuation allowance	35.0%
Effective tax rate	0.0%